AMERICAN INDEMNITY FINANCIAL CORPORATION        EXHIBIT 11
                           AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED NET INCOME
                PER COMMON AND COMMON EQUIVALENT SHARE



                                  SIX         SIX         THREE      THREE
                                 MONTHS      MONTHS       MONTHS     MONTHS
                                 ENDED       ENDED        ENDED      ENDED
                               06-30-95    06-30-94     06-30-95     06-30-94
                               ________    ________     ________     ________
PRIMARY EARNINGS PER SHARE
__________________________
Weighted average shares of
common stock outstanding      1,946,710   1,946,660    1,946,710    1,946,710

Stock options (treasury
stock method) (1)                 8,396      11,896        8,396       11,896
                              _________   _________    _________    _________

Weighted average shares out-
standing for primary earnings
per share computation         1,955,106   1,958,556    1,955,106    1,958,606


   Net income (loss)             $(1.57)      $1.09       $(1.82)        $.32


FULLY DILUTED EARNINGS PER SHARE
_______________________________
Weighted average shares of
common stock outstanding      1,946,710   1,946,660    1,946,710    1,946,710

Stock options (treasury
stock method) (1)                 8,396      11,896        8,396       11,896
                              _________  __________    _________    _________
Weighted average shares out-
standing for fully diluted
computation                   1,955,106   1,958,556    1,955,106    1,958,606


   Net income (loss)             $(1.57)      $1.09       $(1.82)        $.32




(1)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.